UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14C INFORMATION
Information Statement Pursuant to Section 14(c) of the
Securities Exchange Act of 1934

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HALLADOR ENERGY COMPANY
(Name of Registrant As Specified in Charter)

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Hallador Energy Company
1660 Lincoln Street
Suite 2700
Denver, Colorado 80264

March 13, 2012

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Dear Shareholder,

The annual meeting of shareholders of Hallador Energy Company will be held at the Yorktown Energy Partners’ offices, 410 Park Avenue, 19th Floor, New York City, New York, 10022 on Thursday, April 19, 2012 at 3:30 p.m., Eastern Time.

You may attend the annual meeting if you are listed on Hallador Energy Company’s records as a shareholder as of February 28, 2012 (the “record date”), or if you bring documentation to the meeting that demonstrates your beneficial ownership of Hallador Energy Company stock through a broker, bank or other institution as of the record date.

Since this meeting is for informational purposes only, there will be no voting on directors or other proposals.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

A copy of the Information Statement and the Form 10-K for the year ended December 31, 2011 will be hosted at http://www.materials.proxyvote.com/40609P and on our website, http://www.halladorenergy.com on or before March 19, 2012.

If you plan on attending the annual meeting of shareholders, please RSVP via email to investorrelations@halladorenergy.com or by phone to Rebecca Palumbo at 303-839-5504 ext. 316 by Thursday, April 12, 2012.

By order of the board of directors,

 /S/VICTOR P. STABIO

Victor P. Stabio
Chief Executive Officer and Secretary

INFORMATION STATEMENT
Hallador Energy Company
1660 Lincoln Street, Suite 2700
Denver, Colorado 80264
March 13, 2012

INFORMATION REGARDING THE ANNUAL MEETING OF SHAREHOLDERS

Important notice regarding the availability of the Information Statement for the Annual Meeting of Shareholders to be held on April 19, 2012.

This Information Statement and the Form 10-K for the period ended December 31, 2011 are available on the Internet at
 http://www.materials.proxyvote.com/40609P or at http://www.halladorenergy.com.

TO OUR SHARHOLDERS:

NOTICE IS HEREBY GIVEN that the following action was taken pursuant to a Written Consent of the Majority Shareholders of Hallador Energy Company (the “Company”):

The election of seven Directors to hold office until the next Annual Meeting of Shareholders in 2013 or until their respective successors are duly elected and qualified.

The Board of Directors has fixed the close of business on February 28, 2012 as the Record Date for determining the Shareholders entitled to Notice of the foregoing.

 WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

We have asked brokers and other custodians, nominees and fiduciaries to forward this Information Statement to the beneficial owners of the Common Stock held of record by such persons and will reimburse such persons for out-of-pocket expenses incurred in forwarding such material.

Shareholders of record at the close of business February 28, 2012, the Record Date, are entitled to notice of the action to be effective on or about April 19, 2012. Each share of our common stock entitles its holder to one vote on each matter submitted to the shareholders. However, because the shareholders holding at least a majority of the voting rights of all outstanding shares of common stock as of the Record Date have voted in favor of the foregoing action by written resolution, and having sufficient voting power to approve such proposals through their ownership of the common stock, no other proxies will be solicited in connection with this Information Statement.

This Information Statement will be available on our website, http://www.halladorenergy.com or at http://materials.proxyvote.com/40609P, on or before March 19, 2012.  A shareholder may request a paper copy of the Information Statement by contacting us at:  Hallador Energy Company, Attention:  Investor Relations, 1660 Lincoln Street, Suite 2700, Denver, Colorado 80264; by email at investorrelations@halladorenergy.com, or by telephone at 303-839-5504 extension 316.

The elimination of the need for voting at a meeting of shareholders to approve this action is made possible by the Colorado Business Corporation Act of the State of Colorado and the Bylaws of Hallador Energy Company, a Colorado corporation, which provides that the written consent of the holders of outstanding shares of voting common stock, having not less than the minimum number of votes which would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, may be substituted for such a voting meeting.  In order to reduce the costs involved in holding an Annual Meeting of Shareholders at which shareholders vote, our Board of Directors (the "Board") voted to utilize the written consent of the holders of a majority interest of our voting securities. This Information Statement advises the shareholders of an action already approved by written consent of the shareholders who collectively hold a majority of the voting power of our common stock.

Introduction

You have received this Information Statement because on February 28, 2012, you owned Hallador Energy Company common stock.  You are receiving this Information Statement in lieu of a proxy statement.

By Written Consent of the Majority Shareholders of Hallador Energy Company, our seven directors were re-elected to serve until their successors are duly elected and qualified.  The seven directors elected are Brent K. Bilsland, David C, Hardie – Chairman of the Board, Steven Hardie, Bryan H. Lawrence, Sheldon B. Lubar, Victor P. Stabio and John Van Heuvelen.  Their biographies and qualifications to be on our Board are set forth herein.

This Information Statement is being posted on our website at http://www.halladorenergy.com and at http://www.materials.proxyvote.com/40609P on or before March 19, 2012, to all shareholders of record on February 28, 2012.

What is the purpose of the Meeting?

We will have an Annual Meeting of Shareholders (the “Meeting”); however, we will not be voting on any proposals or counting proxies.  This Meeting is for informational purposes only.

Who can attend the Meeting?

All shareholders of the Company as of the Record Date, February 28, 2012, or their duly appointed proxies, may attend the Meeting.  Proof of ownership and identification is required to attend the Meeting.  If your shares are held in street name by a bank or broker, you will need to bring a copy of your account statement evidencing your ownership.  If you plan on attending the Meeting, please RSVP to Hallador Energy Company by April 12, 2012; via email to investorrelations@halladorenergy.com,  or by telephone to 303-839-5504, ext. 316.  Cameras, recording devices and other electronic devices will not be permitted at the Meeting.

ELECTION OF DIRECTORS

By Written Consent of the Majority of Shareholders, the following seven nominees have been elected to hold office until the next annual meeting and the election of their successors.  Each agreed to be named in this Information Statement and to serve on the Board.  All of the directors are expected to attend the 2012 Meeting.

Below is information about each director, including biographical data for at least the past five years and an assessment of the skills and experience of each nominee.

Name	Age	Position(s) and year appointed

David C. Hardie	61	Chairman of the Board and Director (1989)

Steven Hardie	58	Director (1994)

Bryan H. Lawrence	69	Director (1995)

Sheldon B. Lubar	82	Director (2008)

John Van Heuvelen	65	Director (2009)

Victor P. Stabio	64	Chief Executive Officer and Director (1991)

Brent K. Bilsland	38	President and Director (2009)

Our directors are appointed for a one-year term to hold office until the next annual meeting of shareholders or until removed from office in accordance with our Bylaws and the applicable provisions of the Colorado Business Corporation Act.  Each director will hold office after the expiration of his term until his successor is elected and qualified, or until he resigns or is removed in accordance with our Bylaws and provisions of the Colorado Business Corporation Act.

Information Concerning Directors

DAVID C. HARDIE is the Chairman of the Board and has served as a director since July 1989.  He is the Chairman of the Board and Chief Executive Officer of Hallador Investment Advisors Inc., which manages Hallador Equity Fund, Hallador Cash Fund LP, Hallador Alternative Assets Fund and Hallador Balanced Fund; he also is a General Partner of Hallador Venture Partners LLC, the General Partner of Hallador Venture Fund III, LP.  Mr. Hardie is and serves as a director and partner of other private entities that are owned by members of his family.  Mr. Hardie is a graduate of California Polytechnic University, San Luis Obispo.  He also attended the Owner/President Management program offered by Harvard Business School.

STEVEN HARDIE has been a director since 1994.  He and David Hardie are brothers.  For the last 26 years he has been a private investor.  He is the Vice Chairman of Hallador Investment Advisors, Inc. which manages Hallador Equity Fund, Hallador Cash Fund LP, Hallador Alternative Assets Fund and Hallador Balanced Fund. He also serves as a director and partner of other private entities that are owned by members of his family.

Messrs. David and Steven Hardie have served as our board members for the last 22 and 18 years, respectively.  Both have been private investors in many companies over their careers and served on numerous boards.  At one time the two brothers and their family owned over 50% of our stock.  Currently Messrs. David and Steven Hardie beneficially own through various entities about 15% of our stock giving them a vested interest in monitoring the wellbeing of our Company, although Messrs. David and Steven Hardie disclaim any beneficial ownership in any other shares held by such entities.  Their significant broad experiences, as well as intimate knowledge of our Company, are significant benefits to us in planning and executing our corporate strategy.

BRYAN H. LAWRENCE has been one of our directors since November 1995.  He is a founder and senior manager of Yorktown Partners LLC which manages investment partnerships formerly affiliated with Dillon, Read & Co. Inc., an investment-banking firm (Dillon, Read).  He had been employed with Dillon, Read since 1966, serving most recently as a Managing Director until the merger of Dillon, Read with SBC Warburg in September 1997.  He also serves as a Director of Approach Resources, Inc., Star Gas Partners, L.P., Crosstex Energy, Inc. and Crosstex Energy, L.P. (each a United States public company) and Winstar Resources Ltd. (a Canadian public company)  and certain non-public companies in the energy industry in which Yorktown partnerships hold equity interests.  Mr. Lawrence is a graduate of Hamilton College and has a MBA from Columbia University.

Mr. Lawrence, who controls about 47% of our stock, has been a board member for the last 16 years.  He sits on numerous boards for both private and public companies that are involved in the energy business.  His experience with us and in other energy companies, gives us a significant benefit.  As most of our other board members, he too has a significant indirect monetary investment in our Company and accordingly has a vested interest in our success.

SHELDON B. LUBAR was elected to our board in July 2008.  Since 1977, Mr. Lubar has been Chairman of the Board of Lubar & Co. Incorporated, a private investment and management firm he founded.  During the past five years he served on the board of Weatherford International, Inc., Grant Prideco, Inc., and Ellora Energy.  Mr. Lubar currently serves on the board of Crosstex Energy, Inc., Crosstex Energy L.P., Star Gas Partners L.P. and Approach Resources, Inc.  Mr. Lubar holds a bachelor's degree in Business Administration and a law degree from the University of Wisconsin-Madison.  He was awarded an Honorary Doctor of Commercial Science degree from the University of Wisconsin-Milwaukee in 1988, an Honorary Doctor of Humanities degree from the University of Wisconsin-Madison in 2009 and an Honorary Doctors Degree from the Medical College of Wisconsin in 2010.

Mr. Lubar who owns about 10% of our stock has been on our board for about four years.  Mr. Lubar is a very successful entrepreneur and sits on numerous boards in the energy business along with Mr. Lawrence.  With his 10% stake, he too has a vested interest in our success.

JOHN VAN HEUVELEN was appointed to our board in September 2009 and has been a member of the board of directors of MasTec, Inc. (NYSE:MTZ) since June 2002 and currently serves on their audit committee.  He was chairman of their audit committee and the financial expert from 2004 to 2009.  He also served on the board of directors of LifeVantage, Inc. (OTC:LFVN) from August 2005 through August 2007.  From 1999 to the present, Mr. Van Heuvelen has been a private equity investor based in Denver, Colorado.  His investment activities have included private telecom and technology firms, where he still remains active.  Mr. Van Heuvelen spent 14 years with Morgan Stanley and Dean Witter Reynolds in various executive positions in the mutual fund unit, investment trust and municipal bond divisions before serving as president of Morgan Stanley Dean Witter Trust Company from 1993 until 1999.

He currently serves on the audit committee of MasTec, Inc. and has been on such board for the last ten years.  Previously, he was an officer with Dean Witter in their New York City headquarters.  Early in his career he was actively involved in the energy business while living in Montana.  Mr. Van Heuvelen’s contacts with investment banking firms will prove invaluable to us as we attempt to grow our Company.

VICTOR P. STABIO is our CEO and a director.  He joined us in March 1991 as our President and CEO and has been active in oil and gas exploration and production for the past 34 years and coal mining for the past seven years.  Mr. Stabio is a director of Savoy Exploration, the general partner of Savoy Energy, LP, of which we own 45%.

Mr. Stabio has a significant personal investment in the Company and owns about 2% of our stock.  He also has 165,000 Restricted Stock Units which will vest over the next two years and 200,000 stock options exercisable at $2.30 per share that expire on April 15, 2015.  He has been responsible principally for our business strategy since March 1991.  His industry experience and vision are a primary component of our successful operations since that time.  His day to day leadership provides our Board with Company operating experience, expertise and leadership.

BRENT K. BILSLAND was named our President and appointed to our board in September 2009.  He has been President of Sunrise Coal, LLC, our primary operating subsidiary, since July 31, 2006.   Previously, Mr. Bilsland was Vice President of Knapper Corporation; a family owned farming business from 1998 to 2004.  Mr. Bilsland is a graduate of Butler University located in Indianapolis, Indiana.

Mr. Bilsland brings broad industry experience and significant operational capabilities to our Company.  He has an intimate understanding of our business and its operations that benefits us.  He also has a significant personal investment in the Company and owns about 3% of our stock. Mr. Bilsland also has 125,000 Restricted Stock Units which will vest over the next two years.

We believe that board members who are willing and able to have a sizable portion, or in some case a substantial portion, of their personal net worth invested in our Company tend to be conscientious directors.  In other words, our directors’ interests are closely aligned with our shareholders’ interests.  If our stock increases, our directors’ benefit directly and so do our other shareholders.

All directors hold office until the next annual meeting of shareholders and until their respective successors have been duly elected and qualified. Officers are appointed by and serve at the discretion of the Board.

Information Regarding Board of Directors and Committees

Board Leadership Structure

The Board does not have a policy regarding the separation of the roles of Chief Executive Officer and Chairman of the Board, as the Board believes it is in the best interests of the Company to make that determination based on the position and direction of the Company and the membership of the Board. Currently, the position of Chief Executive Officer and Chairman are separate, with David Hardie serving as Chairman of the Board and Victor P. Stabio serving at the Chief Executive Officer.

The Board believes that separating these roles allows the Chief Executive Office the opportunity to focus on running the Company's business and managing the day-to-day challenges, while providing the Board the opportunity to benefit from the Chairman's ability to support the other members of the Board and work closely with the other members of the executive team.

Director Independence

As required by the rules of NASDAQ, the Board will evaluate the independence of its members at least annually, and at other appropriate times when a change in circumstances could potentially impact a director’s independence or effectiveness (e.g., in connection with a change in employment status or other significant events).  This process is administered by the Audit Committee which consists entirely of directors who are independent under applicable NASDAQ and SEC rules.  After carefully considering all relevant relationships with the Company and management, the Audit Committee submits its recommendations regarding independence to the full Board, which then makes a determination with respect to each director.

In making independence determinations, the Audit Committee and the Board consider all relevant facts and circumstances, including (1) the nature of any relationships with the Company, either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company, (2) the significance of the relationship to the Company, the other organization and the individual director, (3) whether or not the relationship is solely a business relationship in the ordinary course for the Company and the other organization and does not afford the director any special benefits, and (4) any commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships.  For purposes of this determination, the Board deems any relationships that have expired more than three years ago to be immaterial.

After considering the standards for independence adopted by NASDAQ and various other factors as described herein, the Board has determined that all directors other than Messrs. Stabio and Bilsland are independent. None of the directors, other than Mr. Van Heuvelen, receive any compensation from the Company.

Board of Directors Meetings and Committees

We had four Board meetings during the year ended December 31, 2011.  All members attended at least 75% of the meetings and took written action on several other occasions.  The written actions were by unanimous consent.  Each member of our Board is encouraged, but not required to attend the Meeting.

Audit Committee and Financial Expert

Our Audit Committee (the “Committee”) consists of Mr. Van Heuvelen, Chairman, Mr. David Hardie and Mr. Lubar.  Mr. Van Heuvelen serves as the Audit Committee financial expert.

The Committee met four times during the year.   The Committee assists the Board in fulfilling its oversight responsibilities with respect to: (i) the integrity of the financial reports and other financial information provided by the Company to the public or any governmental body; (ii) the Company’s compliance with legal and regulatory requirements; (iii) the Company’s systems of internal controls over financial reporting; (iv) the qualifications and independence of the Company’s independent auditors; (v) the Company’s auditing, accounting, and financial reporting processes generally; and (vi) the performance of such other functions as the Board may assign from time to time. To this end, the Committee will maintain free and open communication with the Board, the independent auditors, and any other person responsible for the financial management of the Company.

Compensation and Nominating Committee

Our Compensation and Nominating Committee (the “C&N Committee”) consists of Mr. David Hardie, Chairman, Mr. Lawrence and Mr. Lubar.  The C&N Committee met two times in 2011.   The purpose of our C&N Committee is to (1) oversee our executive and director compensation; (2) oversee and administer our stock incentive plans; (3) assist our Board by identifying individuals qualified for election and re-election as Board members and to recommend to our Board the director nominees for each annual meeting of shareholders, subject to the provisions of any shareholder or similar agreement binding on us; (4) recommend to the Board director nominees for each committee of the Board, subject to the provisions of any shareholder or similar agreement binding on us; and (5) act on specific matters within its delegated authority, as determined by the Board from time to time.

Criteria for Director Nominations

General criteria for the nomination of director candidates include experience and successful track record, integrity, skills, ability to make analytical inquiries, understanding of our business environment, and willingness to devote adequate time to director duties, and diversity (although no formal policy exists, considered along with the aforementioned factors), all in the context of the perceived needs of the Board at that time.  Stock ownership could also be a consideration.

Executive Committee

We have an Executive Committee that consists of Mr. Stabio, Chairman, Mr. David Hardie, Mr. Lawrence and Mr. Bilsland.  The Executive Committee did not meet during 2011.  When the Board is not in session, the Executive Committee has all of the power and authority as delegated by the Board, except with respect to: (1) amending the Company’s articles of incorporation and bylaws; (2) adopting an agreement of merger or consolidation; (3) recommending to shareholders the sale, lease or exchange of all or substantially all of the Company’s property and assets; (4) recommending to shareholders dissolution of the Company or revocation of any dissolution; (5) declaring a dividend; (6) issuing stock; (7) appointing members of Board committees; and (8) changing major lines of business.

Audit Committee Report

The Committee reviews our financial reporting process on behalf of the Board.  Management has the primary responsibility for establishing and maintaining adequate internal control over financial reporting, for preparing the financial statements and for the reporting process. The Committee members do not serve as professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent registered public accounting firm.

In this context, the Committee reviewed and discussed with management and the independent auditors the audited financial statements for the year ended December 31, 2011 (the “Audited Financial Statements”) and management’s assessment of the effectiveness of our internal control over financial reporting.  The Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, as amended.  In addition, the Committee has received the written disclosures and the letter from the independent auditors required by applicable requirements of the PCAOB regarding the independent auditors’ communications with the Committee concerning independence, and has discussed with the independent auditors the independent auditors’ independence.

Based upon the reviews and discussions referred to above, the Committee recommended to the Board that the Audited Financial Statements be included in our Annual Report on Form 10-K for the year ended December 31, 2011, for filing with the SEC.

MEMBERS OF THE AUDIT COMMITTEE:

John Van Heuvelen-Chairman, David C. Hardie and Sheldon B. Lubar

Board Risk Oversight

Our Board has ultimate responsibility for general oversight of risk management processes.  The Board receives regular reports from Mr. Stabio on areas of risk facing the Company. Our risk management processes are intended to identify, manage and control risks so that they are appropriate considering our scope, operations and business objectives. The full Board (or the appropriate Committee in the case of risks in areas for which responsibility has been delegated to a particular Committee) engages with the appropriate members of management to enable its members to understand and provide input and oversight of our risk identification, risk management and risk mitigation strategies. The Audit Committee also meets without management present to, among other things; discuss the Company’s risk management culture and processes.  In the event a Committee receives a report from a member of management regarding areas of risk, the Chairman of the relevant Committee will report on the discussion to the full Board to the extent necessary or appropriate. This enables the Board to coordinate risk oversight, particularly with respect to interrelated or cumulative risks that may involve multiple areas for which more than one committee has responsibility.

Compensation Committee Risk Assessment

The Compensation Committee reviewed and discussed an internal risk assessment of the Company’s executive and non-executive compensation programs and the outcomes of such assessment.  Based on such review, the Compensation Committee believes that the Company’s compensation programs (i) do not motivate our executives or our non-executive employees to take excessive risks; (ii) are aligned with shareholders’ best interest; and (iii) are not reasonably likely to have a material adverse effect on the Company. Our compensation programs are designed to support and reward appropriate risk taking and include the following:

•	A proper balance of operating and financial performance;

•	Short-term and long-term performance periods; and

•	Multi-year vesting schedules for stock options and restricted stock.

Corporate Governance Matters

Good corporate governance is a priority to us.  Our key governance practices are outlined in our committee charters, and Code of Conduct.  These documents can be found on our website (http://www.halladorenergy.com) by clicking on “Corporate Governance,” and are available in print to any Shareholder, without charge, upon request.  Information on our website is not considered part of this Information Statement.  The Code of Conduct applies to our directors, executive officers and other Company personnel.  Any updates or amendments to the Code of Conduct will also be posted on the website.

The Audit and Nominating Committee of the Board is responsible for reviewing the Corporate Governance Guidelines annually and reporting and making recommendations to the Board concerning corporate governance matters.

Shareholder Communications with our Board

Shareholders and other interested persons seeking to communicate with the Board should submit their written comments to Mr. David Hardie, Chairman, Hallador Energy Company, 1660 Lincoln Street, Suite 2700, Denver, Colorado 80264.  The Chairman will forward such shareholder communications to each member of the Board (excluding routine advertisements and business solicitations), and provide a report on the disposition of matters stated in such communications at the next regular Board meeting.  If a shareholder communication is addressed to a specific individual director or Committee Chair (excluding routine advertisements and business solicitations), the Chairman will forward that communication to the named director, and will discuss with that director whether the full Board and/or one of its committees should address the subject matter.

If a shareholder communication raises concerns about the ethical conduct of management or the Company, you can report it confidentially by email at http://www.openboard.info/hpco/ or by telephone to 866-229-6923.  The communications submitted through this hotline are forwarded to the Chairman of our Audit Committee and, if appropriate, the Audit Committee will take such actions as it authorizes to ensure that the subject matter is addressed by the appropriate Board committee, management and/or by the full Board.

If a Shareholder or other interested person seeks to communicate exclusively with the Company’s non-management directors, such shareholder communication should be sent directly to the Corporate Secretary who will forward any such communications directly to the Chair of the Audit Committee.  The Corporate Secretary will first consult with and receive the approval of the Chair of the Audit Committee before disclosing or otherwise discussing the communication with members of management or directors who are members of management.

At the direction of the Board, the Company reserves the right to screen all materials sent to its directors for potential security risks, harassment purposes or routine solicitations.

Shareholders have an opportunity to communicate with the Board at our annual meeting of shareholders.

The Chairman shall be the spokesman for the Board except in circumstances where the inquiry or comment is about the Chairman.  In such instances, the Chairman of the Audit Committee shall become the spokesman.

Board of Directors Compensation

Other than Mr. Van Heuvelen, our outside directors receive no compensation for their services but they are reimbursed for reasonable expenses in attending meetings.  Mr. Van Heuvelen is paid $100,000 per year.  He has the option to be paid in cash or shares of our stock.  For 2011 and 2010 he elected to be paid in stock.

Executive Officers Who Are Not Directors

W. ANDERSON BISHOP, 58, CPA, was named our CFO and Chief Accounting Officer in September 2009.  He was our CFO and a board member during 1990-1993.  From 1975 through 1990 he was with Price Waterhouse, predecessor to PricewaterhouseCoopers, in their Oklahoma City and Denver offices.  Mr. Bishop graduated from the University of Oklahoma in 1975.  From 1993 to March 2009, he was the Executive Vice President, CFO and 1/3 owner of the SEC Institute Inc., a private company in the business of training employees of private and public companies in the filing and reporting requirements of the U.S. Securities and Exchange Commission.  During those 16 years he also assisted us in preparing our SEC filings.  In July 2009 he sold his interest in such company and is no longer involved with the SEC Institute.  He also served on the audit committee of SemGroup Energy Partners, L.P., now called Blueknight Energy Partners, L.P. (NASDAQ:BKEP) from July 2007 through July 2008.

LAWRENCE D. MARTIN, 46, CPA, was appointed Chief Financial Officer of Sunrise Coal, LLC, our primary operating subsidiary, on January 29, 2009.  Prior to his employment with Sunrise in October 2008, he worked 19 years for CliftonLarsonAllen from January 1989 to October 2008. (Due to a merger Clifton Gunderson is now called CliftonLawsonAllen LLP.)  Mr. Martin was a Senior Manager in Tax for the previous 6 years and an Audit Senior Manager for the 5 preceding years.   Mr. Martin is a graduate from Indiana State University and has his Bachelor of Science degree in Accounting in 1988.

Executive Compensation

Compensation paid (or payable) to officers is set forth in the Summary Compensation Table below.  We do not have any written employment agreements with any of our officers, all of whom are employed on an at-will basis.

Name and Principal Position	Fiscal Year	Salary	Bonus	All Other Compensation	Total Compensation
Victor P. Stabio, CEO	2011	$300,000	$23,077	$66,771 (1)	$389,848
	2010	195,000	59,000	53,000 (2)	307,000
Brent K. Bilsland, President	2011	280,000	21,538	33,345 (3)	334,883
	2010	171,250	13,462	31,291 (4)	216,003
W. Anderson Bishop, CFO	2011	200,000	11,538	26,349 (5)	237,887
	2010	130,000	7,500	20,000 (2)	157,500

(1) Includes $13,071 Company contribution to the 401(k) plan and $53,700 dividend payment on stock options/restricted stock units.
(2) Represents dividend payment on stock options and/or restricted stock units.
(3) Includes $10,845 Company contribution to the 401(k) plan and $22,500 dividend payment on restricted stock units.
(4) Includes $6,291 Company contribution to the 401(k) plan and $25,000 dividend payment on restricted stock units.
(5) Includes $8,349 Company contribution to the 401(k) plan and $18,000 dividend payment on restricted stock units.

There are no “change in control” agreements other than outstanding restricted stock units and stock options (see below).

No stock options were granted or exercised during the past two years.

Outstanding Equity Awards at December 31, 2011

The following table sets forth information concerning the outstanding stock awards held at December 31, 2011 by the named executive officers.

	OPTION AWARDS			STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (2)	Market Value of Shares or Units of Stock That Have Not Vested (1)
	(#)	($)		(#)	($)
	Exercisable

Victor P. Stabio	200,000	2.30	04/15/2015	165,000	1,638,450
Brent K. Bilsland				125,000	1,241,250
W. Anderson Bishop				100,000	993,000

(1)	Reflects the closing market price of the Company’s common stock on December 30, 2011, $9.93, multiplied by the number of restricted stock units that were not vested as of December 31, 2011.
(2)	The restricted stock unit awards were granted on December 16, 2009 and vest in four equal installments on each anniversary through 2013.

Stock Vested in 2011

The following table sets forth information concerning Restricted Stock Units that vested during the last fiscal year with respect to the named executive officers.

	STOCK AWARDS
Name	Number of Shares Acquired on Vesting	Value Realized on Vesting(1) ($)

Victor P. Stabio	82,500	837,375

Brent K. Bilsland	62,500	634,375

W. Anderson Bishop	50,000	507,500

(1)
Amount is the number of shares of stock acquired upon vesting multiplied by the market price (closing price) of the Company’s common stock on the vesting date.  The closing stock price on the day of vesting was $10.15 per share on December 16, 2011.

Equity Compensation Plan Information

On January 7, 2011 we allowed four Denver employees (non officers) an opportunity to relinquish 100% of their vested options (234,167) for 181,261 shares of our common stock. The exchange ratio was based on the intrinsic value of their options.  These shares were issued under our Stock Bonus Plan which was created in December 2009.  Under such plan employees are allowed to relinquish shares to pay for their income taxes; accordingly, 41,645 shares were relinquished.  We have 86,383 shares remaining in our Stock Bonus Plan.

Currently we have 200,000 outstanding stock options to our CEO with an exercise price of $2.30.  The options are fully vested and expire in April 2015.

At December 31, 2011 we had 636,000 Restricted Stock Units (RSUs) outstanding and about 921,701 available for future issuance.  Our RSU and stock option plans were approved by our Board and collectively they and their affiliates control about 77% of our stock.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information regarding the beneficial ownership of our common stock as of February 28, 2012 by (i) each person who is known by us to own beneficially more than five percent (5%) of our outstanding voting stock; (ii) each of our directors; (iii) each of our executive officers; and (iv) all of our executive officers and directors as a group.  As of February 28, 2012, the Record Date, 28,309,056 shares of our common stock was issued and outstanding.

Name and Address of Beneficial Owner	Shares of Common Stock Beneficially Owned (1)	Options to Purchase Shares of Common Stock Exercisable Within the Next 60 Days (1)	Total Shares of Common Stock Beneficially Owned (2)	Percent (1)
Hardie Family Shares (3) 940 Southwood Blvd., Suite 201 Incline Village, NV 89451	4,252,959	0	4,252,959	15.02

Yorktown Energy Partners (4) 410 Park Avenue New York, NY 10022	13,150,727	0	13,150,727	46.45

Lubar Equity Fund LLC 700 North Water Street, Suite 1200 Milwaukee, WI 53202	2,788,685	0	2,788,685	9.85

David and Steven Hardie (3) 940 Southwood Blvd., Suite 201 Incline Village, NV 89451	4,252,959	0	4,252,959	15.02

Bryan H. Lawrence (5) 410 Park Avenue New York, NY 10022	13,229,133	0	13,229,133	46.73

Sheldon B. Lubar (6) 700 North Water Street, Suite 1200 Milwaukee, WI 53202	2,788,685	0	2,788,685	9.85

John Van Heuvelen 1660 Lincoln Street, Suite 2700 Denver, CO 80264	57,154	0	57,154	*

Victor P. Stabio (7)	466,580	200,000	666,580	2.34

Brent K. Bilsland (8)	817,416	0	817,416	2.89

W. Anderson Bishop	127,110	0	127,110	*

Lawrence D. Martin	30,000	0	30,000	*

All the Officers and Directors as a group (9 persons)	21,769,037	200,000	21,969,037	77.06

* Indicates beneficial ownership of less than 1% of the total outstanding common stock.

(1)
Based on 28,309,056 shares of the Company’s common stock issued and outstanding as of the Record Date.  Additionally, shares of common stock subject to options that are currently exercisable within 60 days of February 28, 2012, are deemed to be outstanding and to be beneficially owned by the person holding such options for the purpose of computing the percentage ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person or group.

(2)	Includes shares of common stock held as well as shares of common stock subject to an option currently exercisable or exercisable within sixty (60) days of the Record Date.

(3)
Hallador Alternative Assets Fund LLC (“HAAF”) beneficially owns 3,118,558 shares.  Robert C. Hardie QTIP Trust beneficially owns 815,783 shares.  Hallador, Inc. beneficially owns 272,648 shares.  Steven Robert Hardie Trust beneficially owns 21,489 shares.  Sandra Hardie Trust beneficially owns 24,481 shares.

Mr. David Hardie, by reason of being Managing Member of HAAF may be deemed to beneficially own 3,118,558 shares of our stock.  Mr. David Hardie is a 25% beneficiary of the Robert C. Hardie QTIP Trust which owns 815,783 shares of our stock.  Further, as a director of Hallador, Inc., Mr. David Hardie may be deemed to directly or indirectly control its holdings, or 272,648 shares of our stock.  Mr. David Hardie has a pecuniary interest in 796,539 shares, or 2.81% of our issued and outstanding shares, held by the entities above.  Mr. David Hardie disclaims any beneficial ownership in any other shares held by the entities.

Mr. Steven Hardie, by reason of being Managing Member of HAAF may be deemed to beneficially own 3,118,558 shares of our stock.  Mr. Steven Hardie is a 25% beneficiary of the Robert C. Hardie QTIP Trust which owns 815,783 shares of our stock.   Further, as a director of Hallador, Inc., Steven Hardie may be deemed to directly or indirectly control its holdings, or 272,648 shares of our stock.  Mr. Steven Hardie is also trustee of the Steven Robert Hardie Trust which owns 21,489 shares of our stock.   Mr. Steven Hardie has a pecuniary interest in 946,819 shares, or 3.34% of our issued and outstanding shares, held by the entities above.   In addition, 24,481 shares are owned by the Sandra W. Hardie Revocable Family Trust.  Mr. Steven Hardie’s spouse, Sandra Hardie is trustee.  Mr. Steven Hardie disclaims any beneficial ownership in any other shares held by the entities.

(4)
Includes 4,500,637 shares owned by Yorktown Energy Partners, VI L.P., 5,700,090 shares owned by Yorktown Energy Partners, VII L.P., and 2,950,000 shares owned by Yorktown Energy Partners VIII, L.P.  He disclaims beneficial ownership of the shares held by each entity.

(5)
Mr. Lawrence owns 78,406 shares directly.  The remainder is held by Yorktown Energy Partners VI, L.P., Yorktown Energy Partners VII, L.P., and Yorktown Energy Partners, VIII L.P., each affiliated with Mr. Lawrence.

(6)	Includes 2,788,685 shares owned by Lubar Equity Fund LLC.

(7)
Includes 459,580 shares held in trust, 7,000 shares owned by Mr. Stabio’s spouse and 200,000 stock options with an exercise price of $2.30, the market price of the Company’s common stock on the grant date, April 15, 2005 which expire in 2015.

(8)	Includes 415,777 shares owned by Mr. Bilsland’s spouse and minor children. Mr. Bilsland disclaims beneficial ownership of such shares.

Section 16 (A) Beneficial Ownership Reporting Compliance

The Company believes that all reports for the Company's executive officers and directors that were required to be filed under Section 16 of the Securities Exchange Act of 1934 were timely filed.

Policy for Approval of Related Person Transactions

The Audit Committee is responsible for reviewing and approving all transactions between the Company and “related persons,” such as its executive officers, directors and owners of more than 5% of the Company’s voting securities and their family members in accordance with our written policy. Such transactions are generally reviewed before entry into the related person transaction.  In addition, if any of our specified officers or directors becomes aware of a related party transaction that has not been previously approved or ratified, such related person transaction will be promptly submitted thereafter to the Committee for its review.  In reviewing a transaction, the Committee considers the relevant facts and circumstances, including the benefits to the Company, any impact on director independence and whether the terms are consistent with a transaction available on an arms-length basis.  Only those related person transactions that are determined to be in (or not inconsistent with) the best interests of the Company and shareholders are permitted to be approved.  No member of the Committee may participate in any review of a transaction in which the member or any of his or her family members is the related person.

Independent Auditors’ Fees and Services

Auditors

Ehrhardt Keefe Steiner Hottman PC (“EKS&H”) has served as our independent auditors since June 2003 and has been selected by the Audit Committee as independent auditors for 2012.  A representative from EKS&H is not expected to attend the meeting.

Audit Fees

EKS&H billed us $122,500 for the 2011 audit and quarterly reviews and an additional $12,000 for the 401(k) audit.  For 2010 they billed us $137,000 for the audit and quarterly reviews and an additional $12,000 for the 401(k) audit.

Pre Approval Policy

In 2003 the Audit Committee adopted a formal policy concerning approval of audit and non-audit services to be provided by EKS&H.  The policy requires that all services EKS&H provides to us be pre-approved by the Audit Committee.  The Audit Committee approved all services provided by EKS&H during 2011 and 2010.

Proposals by Security Holders

The Board did not receive any proposals for consideration to be voted upon at the 2012 Meeting.

Other Matters

The Board does not intend to bring any other matters before the annual meeting of shareholders and has not been informed that any other matters are to be presented by others.

Information About 2013 Shareholder Proposals

If you wish to submit a proposal for consideration at the 2013 annual meeting, we must receive the proposal on or before the close of business on December 19, 2012, which is 120 calendar days prior to the anniversary of this year’s mailing date.  The submission of a shareholder proposal does not guarantee that it will be acted on.

If you wish to bring other business before the shareholders at the 2013 annual meeting in person, you must notify our Corporate Secretary in writing to 1660 Lincoln Street, Suite 2700, Denver, Colorado 80264 between January 2, 2013 and February 2, 2013.  If, however, we advance the date of the meeting by more than 20 days or delays the date by more than 70 days, from April 18, 2013, then such notice must be received no earlier than 120 days before the date of the annual meeting and not later than the close of business on the 90th day before such date or the 10th day after public disclosure of the meeting is made.  Your notice must contain information regarding the proposal or nominee, including, but not limited to, name, address, shares held, a description of the proposal or information regarding the nominee and other specified matters.  We reserve the right to reject, rule out of order or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

Delivery of Information to a Shared Address

If paper copies of the materials are requested, we will send only one Information Statement and other corporate mailings to shareholders who share a single address unless we received contrary instructions from any shareholder at that address. This practice, known as “householding,” is designed to reduce our printing and postage costs.  However, we will deliver promptly upon written or oral request a separate copy of the Information Statement to a shareholder at a shared address to which a single copy of the Information Statement was delivered.  You may make such a written or oral request by (a) sending a written notification stating (i) your name; (ii) your shared address; and (iii) the address to which the Company should direct the additional copy of the Information Statement, to Hallador Energy Company, 1660 Lincoln Street, Suite 2700, Denver, Colorado 80264.

If multiple shareholders sharing an address have received one copy of this Information Statement or any other corporate mailing and would prefer the Company to mail each shareholder a separate copy of future mailings, you may send notification to Hallador Energy Company, 1660 Lincoln Street, Suite 2700, Denver, Colorado 80264.  Additionally, if current shareholders with a shared address received multiple copies of this Information Statement or other corporate mailings and would prefer the Company to mail one copy of future mailings to shareholders at the shared address, notification of such request may also be made by mail or telephone to our office.

Contact Information

All inquiries should be addressed by mail to: Hallador Energy Company, 1660 Lincoln Street, Suite 2700, Denver, Colorado 80264; by phone to 303-839-5504 ext. 316; or by email at investorrelations@halladorenergy.com.

By Order of the Board of Directors:
/s/VICTOR P. STABIO
Victor P. Stabio
Chief Executive Officer

March 13, 2012